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EXHIBIT 15.1- AWARENESS LETTER OF INDEPENDENT PUBLIC ACCOUNTANTS


February 14, 2001

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Commissioners:

We are aware that our report dated February 14, 2001 on our review of interim financial information of TrueTime, Inc. (the "Company") as of December 31, 2000 and for the three months ended December 31, 2000 and 1999, and included in the Company's quarterly report on Form 10-Q for the quarter ended December 31, 2000 is incorporated by reference in the Company's registration statement on Form S-8 (Reg. No. 333-35858) and the Company's registration statement on Form S-3 (Reg. No. 333-54876).

Very truly yours,


/s/ PricewaterhouseCoopers LLP
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